Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-115825, 333-127474, 333-168961, 333-181607, 333-231538 and 333-256459) on Form S-8 of our report dated June 20, 2024, with respect to the financial statements of Genworth Financial, Inc. Retirement and Savings Plan.

/s/ KPMG LLP

Cleveland, Ohio

June 20, 2024